      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 27, 1998



                                                      REGISTRATION NO. 333-51495

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1



                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                CYBERCASH, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            ------------------------

              DELAWARE                               7373                              54-1725021
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)           CLASSIFICATION NUMBER)                IDENTIFICATION NO.)

                        2100 RESTON PARKWAY, THIRD FLOOR
                             RESTON, VIRGINIA 20191
                                 (703) 620-4200
       (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
               CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                           RUSSELL B. STEVENSON, JR.

                              2100 RESTON PARKWAY
                                  THIRD FLOOR
                             RESTON, VIRGINIA 20191
                                 (703) 620-4200
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:
                            DIANE HOLT FRANKLE, ESQ.
                           JOSEPH B. HERSHENSON, ESQ.
                        GRAY CARY WARE & FREIDENRICH LLP
                              400 HAMILTON AVENUE
                          PALO ALTO, CALIFORNIA 94301

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. [ ]


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


PROSPECTUS

                                CYBERCASH, INC.

                        2,300,000 SHARES OF COMMON STOCK


     The 2,300,000 shares of common stock of CyberCash, Inc., a Delaware corporation ("CyberCash" or the "Company"), offered by this Prospectus (the "Shares") are outstanding shares that may be sold from time to time by or on behalf of certain stockholders (the "Selling Stockholders") of the Company described in this Prospectus under "Selling Stockholders." The Selling Stockholders acquired the Shares from the Company upon the closing of a private transaction related to the Company's acquisition of all the outstanding stock of ICVerify Inc., a California corporation ("Target"), pursuant to the merger of Target with and into a newly formed, wholly-owned subsidiary of the Company (the "Acquisition"). In connection with the Acquisition, the Company has agreed to register the Shares under the Securities Act of 1933, as amended (the "Securities Act"). The Company has also agreed to cause the registration statement on which the Shares are registered (the "Registration Statement") to remain effective until one year after the effective time of such Registration Statement, subject to certain extensions. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.


     The Selling Stockholders and/or their distributees, donees or transferees may sell all or a portion of the Shares from time to time on the Nasdaq National Market, in negotiated transactions or otherwise, and on terms and at prices then obtainable; provided, however, that (i) any sale of all or a portion of the Shares effected within sixty days following the Effective Time by certain of the Selling Stockholders shall be consummated through certain selected brokerage firms, and (ii) the Company may, based on its reasonable judgment exercised in good faith and consultation with counsel, suspend open market offers and sales of the Shares whenever, and for so long as, there may be undisclosed material information or events relating to the Company; provided, that in no event shall the Company suspend such open market offers and sales (i) for more than 45 consecutive days or (ii) for more than 90 days in any 12 month period.

     The Selling Stockholders and/or their distributees, donees or transferees and any broker-dealers, agents or underwriters that participate with the Selling Stockholders and/or their distributees, donees or transferees in the distribution of any of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Company and the Selling Stockholders have agreed to certain indemnification arrangements. See "Plan of Distribution."

     The Company will bear all costs and expenses incident to the offering and sale of the Shares to the public, including, without limitation, printing expenses, reasonable legal fees and disbursements of counsel for the Company, registration and filing fees, accounting fees and transfer agents' and registrars' fees, but excluding any underwriting commissions, discounts or similar charges.

     THE SHARES HAVE NOT BEEN REGISTERED FOR SALE UNDER THE SECURITIES LAWS OF ANY STATE OR JURISDICTION AS OF THE DATE OF THIS PROSPECTUS. BROKERS OR DEALERS EFFECTING TRANSACTIONS IN THE SHARES SHOULD CONFIRM THE REGISTRATION OF THE SHARES UNDER THE SECURITIES LAWS OF THE STATES IN WHICH SUCH TRANSACTIONS OCCUR, OR THE EXISTENCE OF ANY EXEMPTIONS FROM SUCH REGISTRATION.

       SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR CERTAIN CONSIDERATIONS
                    RELEVANT TO AN INVESTMENT IN CYBERCASH.


     The Company's Common Stock is traded on the Nasdaq Stock Market under the symbol "CYCH." On May 26, 1998, the reported last sale price of the Common Stock on the Nasdaq Stock Market was $17.00 per share.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.


                  The date of this Prospectus is May 27, 1998

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices in New York (Seven World Trade Center, Suite 1300, New York, New York 10048) and Chicago (Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661). Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Web site that contains reports, proxy statements and other information regarding registrants, including the Company, that file such information electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov. The Company's Common Stock is traded on the Nasdaq National Market. Reports and other information concerning the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington DC 20006.

     The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, copies of which may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington DC 20549, upon payment of the fees prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference and made a part hereof: the Company's Annual Report on Form 10-K for the year ended December 31, 1997, the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 1998, the Company's Current Report on Form 8-K dated April 30, 1998, the Company's Current Report on Form 8-K/A dated May 27, 1998, and the description of the Company's Common Stock set forth in the Company's Registration Statement on Form 8-A filed under the Exchange Act including all amendments and reports filed for the purpose of updating such description. All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Copies of all documents incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference into such documents) will be provided without charge to each person who receives a copy of this Prospectus, upon request of such person, directed to James J. Condon, CyberCash, Inc., 2100 Reston Parkway, Reston, VA 20191, 703-620-4200, or via e-mail: legal@cybercash.com.


     Trademarks of CyberCash, Inc. appear in this document. Other trademarks, brand, product or company names may be the property of others.

                                  THE COMPANY

     CyberCash was incorporated in Delaware in 1994. CyberCash, Inc. ("CyberCash" or the "Company") is a leading provider of software and services to enable secure financial transactions on the Internet. The Company's suite of Internet payment services features the electronic counterparts to cash, credit cards and checks. The Company's principal executive offices are located at 2100 Reston Parkway, 3rd Floor, Reston, Virginia 20191 and its phone number is 703/620-4200. The Company maintains a home page on the Web at http://www.cybercash.com..

                                  RISK FACTORS

     In addition to the other information contained or incorporated by reference in this Prospectus, prospective investors should consider carefully the following risk factors in evaluating the Company and its business before purchasing Common Stock offered hereby. The discussions in this Prospectus may include forward-looking statements that involve risks and uncertainties. The following discussion identifies important factors that could affect the Company's actual results and cause CyberCash's actual results to differ materially from results predicted or implied in any forward-looking statements made in this Prospectus or elsewhere by or on behalf of CyberCash.

     Limited Operating History; Accumulated Deficit. The Company was founded in August 1994, and has not yet operated at a profit. The Company's limited operating history offers little upon which an evaluation of the Company and its long-term prospects can be based. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their earlier stage of development, particularly companies in new and rapidly evolving markets. To address these risks, the Company must, among other things, continue to provide enhancements to its payment services and supporting software, successfully implement its marketing strategy, respond to competitive developments, continue to attract, retain and motivate qualified personnel, expand its management processes and capabilities, and develop and upgrade its technology. There can be no assurance that the Company will succeed in addressing these risks, and the failure to do so could have a material adverse effect on the Company's business, financial condition and operating results.


     As of March 31, 1998, the Company had an accumulated deficit of $69,610,000. Since its inception, the Company's revenues have been small relative to its expenses. The Company's ability to generate significant revenue remains subject to substantial uncertainty. The Company expects to continue to incur significant operating losses at least through 1998, and perhaps for sometime thereafter. There can be no assurance that the Company will achieve or sustain profitability.



     Risks Associated with Acquisitions. Part of the Company's strategy for growth includes acquisitions of complementary products, technologies, or businesses. Any significant acquisition, including the acquisition of Target, entails a risk that the Company will be unable successfully to integrate and operate the acquired business, product or technology. A failure to do so could have a material adverse effect on the Company. There is significant competition for acquisition opportunities in the Internet technology industry. The Company may compete for acquisition opportunities with other companies that have significantly greater financial and management resources. There can be no assurance that the Company will be successful in completing any such acquisitions, or integrating any such products, technologies or businesses.


     Uncertainty of Development of Market. The market for the Company's services is at an early stage and is rapidly evolving. There is an increasing number of market entrants who have introduced or are developing competing products and services. As is typical for a new and rapidly evolving industry, demand and market acceptance for recently introduced products and services are uncertain. Moreover, critical issues concerning the Internet (including security, reliability, cost, ease of use and quality of service) remain unresolved and may affect growth of the use of the Internet in general and of electronic commerce in particular. The widespread adoption of the Internet for commerce will require a broad acceptance of new methods of conducting business and exchanging information. Enterprises that have invested substantial resources in other methods of conducting business have tended to be slow to adopt a new strategy that may limit or compete with their existing business. They have also had to overcome technical obstacles and develop new business models to succeed in this new environment.

     Electronic commerce, and consequently the market for the Company's services, have developed more slowly than some had predicted. Although electronic commerce continues to grow, it is not known how soon, if ever, the demand for payment services will become sufficient to sustain a viable market for the Company's services. The Company's business includes services that have never existed before, which operate in a market that previously did not exist. In this regard, it is unknown whether any significant market for effecting payments by electronic check or for making low denomination cash transfers over the Internet will develop. The use of the Company's services is dependent in part upon the continued development of an infrastructure for providing adequate Internet access and the proper management of Internet traffic. The Internet may not prove to be a viable commercial marketplace because of inadequate development of the necessary infrastructure, such as adequate capacity, a reliable network backbone or timely development of complementary products, such as high speed modems. There can be no assurance that commerce over the Internet will become widespread, that a significant market for the Company's services will emerge, or that the Company's services will become generally adopted. If the market fails to continue to develop, develops more slowly than expected or becomes saturated with competitors, the infrastructure for the Internet is not adequately developed or the Company's services do not achieve market acceptance by a significant number of individuals, businesses and financial institutions, the Company's business, financial condition and operating results will be materially and adversely affected.

     Potential Fluctuations in Quarterly Operating Results. Because electronic commerce is still at an early stage, the Company's revenue expectations are based largely on expectations regarding the growth of demand for its services and its ability to license its technology. Moreover, the Company must continue to control its operating expenses. The Company currently anticipates that its operating expenses for its existing business will grow only slightly during 1998. However, operating expenses may increase as the Company continues to develop its services and technology, increase its sales and marketing operations, develop new distribution channels, improve its operational and financial systems and broaden its customer support capabilities. Any material shortfall of demand for the Company's services in relation to the Company's expectations would have a material adverse effect on the Company's business and financial condition and could cause significant fluctuations in the Company's results of operations.

     During 1997, the majority of the Company's revenues were derived from licensing its technology and fees for development work associated with licensing activities. While the Company anticipates that recurring revenues from fees paid by merchants and other customers will represent an increasing proportion of its total revenues during the next several quarters, revenues from licensing and development will continue to be material. Revenues from these sources are generally less predictable and more inclined to vary from period to period than revenues from fees paid by merchants and other customers. Accordingly, the Company may experience significant fluctuations in future quarterly operating results. In addition, as a strategic response to changes in the competitive environment, the Company may from time to time make pricing, marketing or licensing decisions or business combinations that could have a material adverse effect on the Company's business, results of operations or financial condition. As a result, the Company believes that period-to-period comparisons of its results of operations should not be relied upon as an indication of future performance. Because of all of the foregoing factors, it is likely that the Company's quarterly operating results from time to time will be below the expectations of public market analysts and investors. In such event, the price of the Company's common stock would likely be materially adversely affected.

     Competition. The Internet payment services industry is new and rapidly evolving, resulting in a dynamic competitive environment. The Company expects competition to persist, intensify and increase in the future. Many of the Company's current and potential competitors have longer operating histories, greater name recognition, larger installed customer bases and significantly greater financial, technical and marketing resources than the Company. In addition, many of the Company's current or potential competitors, such as Microsoft, have broad distribution channels that may be used to bundle competing products directly to end-users or purchasers. If these competitors were to bundle competing products for their customers, it could adversely affect the Company's ability to market its services. There can be no assurance that the Company will be able to compete effectively with current or future competitors or that the competitive pressures faced by the Company will not have a material adverse effect on the Company's business, financial condition or operating results.

     Development of New Services, Industry Acceptance and Technological
Change. The Company expects a large portion of its revenues will be derived from relatively small fees charged to financial institutions, businesses and individuals for transactions effected using the Company's services. Accordingly, broad acceptance of the Company's services and their use in large numbers of transactions is critical to the Company's success.

     The Company must also design, develop, test, introduce and support new services to meet changing customer needs and respond to technological developments and emerging industry standards. Technical standards in the Company's market are at an early stage of development and are evolving rapidly. The Company's technology has not been accepted as a standard. To be successful, the Company must obtain widespread acceptance of its technology, or modify its services to meet whatever industry standards do ultimately develop. It is not certain that it will be able to do either.

     Risks of Defects and Development Delays. Services based on sophisticated software and computing systems often encounter development delays and the underlying software may contain undetected errors or failures when introduced or when the volume of services provided increases. The Company may experience delays in the development of the software and computing systems underlying the Company's services. In addition, despite testing by the Company and potential customers, it is possible that its software may nevertheless contain errors, and this could have a material adverse effect on the Company's business.

     System Interruption and Security Risks. The Company's operations are dependent on its ability to protect its system from interruption by damage from fire, earthquake, power loss, telecommunications failure, unauthorized entry or other events beyond the Company's control. Most of the Company's computer equipment, including its processing equipment, are currently located at a single site. Moreover, the Company has experienced growing transaction volumes that have from time to time stressed the capacity of its systems. There is a possibility that the Company's existing systems may prove inadequate and cause serious failures of its services. Moreover, while the Company is increasing its operational capacity and plans to deploy geographically redundant systems in the future, there is no assurance that these measures will be sufficient, or that the Company can implement them quickly enough, to prevent unplanned system outages. Finally, although the Company regularly backs up data from operations, and takes other measures to protect against loss of data, there is still some risk of such losses. A system outage or data loss could materially and adversely affect the Company's business.

     Despite the security measures it maintains, the Company's infrastructure may be vulnerable to computer viruses, hackers or similar disruptive problems caused by its customers or other Internet users. Any damage or failure that causes interruptions in the Company's operations could have a material adverse effect on the Company's business. Any problem of this nature could result in significant liability to customers or financial institutions and also may deter potential customers from using the Company's services. The Company attempts to limit its liability through contractual provisions and insurance. There can be no assurance, however that the contractual limitations on liability would be enforceable, or that the Company's insurance coverage would be adequate to cover any liabilities the Company did sustain.

     Year 2000 Compliance. The Company uses computer software, operating systems, and embedded processors containing programs both in the delivery of its services and in its administrative and management operations. The software used in the delivery of the Company's services contains, in addition to code written by the Company's programmers, some software licensed from third parties. The Company is reviewing the programs it uses to assure that they are all able to handle properly the upcoming calendar year 2000. On the basis of its work so far, the Company does not anticipate that the so-called "year 2000 issue" will have a material effect on its business. It is, however, possible that problems will surface that have not yet been identified that will require substantial time and resources to remedy. It is also possible that the Company could fail to identify a problem with a resulting failure or disruption of its operations. Either eventuality could have a material adverse effect on the Company's business.

     Dependence on Key Personnel. The Company's performance is substantially dependent on the performance of its executive officers and key employees. The Company is dependent on its ability to retain and motivate high quality personnel, especially its management and highly skilled development teams. The

Company does not have "key person" life insurance policies on any of its employees. The loss of the services of any of its key employees, particularly its founder, William N. Melton, could have a material adverse effect on the Company. Its future success also depends on its continuing ability to identify, hire, train and retain other highly qualified technical and managerial personnel. Competition for such personnel is intense and increasing. There can be no assurance that the Company will be able to attract, assimilate or retain qualified technical and managerial personnel in the future, and the failure of the Company to do so would have a material adverse effect on the Company.

     Limited Sales Force; Evolving Distribution Channels. The Company has a limited number of sales and marketing employees. The Company must therefore rely heavily on distribution channels for sales of its payment services. Because of the rapidly-evolving nature of electronic commerce, it is not certain that the channels with which the Company is working will provide an adequate distribution network to enable the Company to achieve its goals, or that the Company will be able to develop alternative channels.

     Dependence on Intellectual Property Rights; Risk of Infringement; Possible Litigation. The Company's success and ability to compete is dependent in part upon its proprietary technology. The Company relies primarily on copyright, trade secret and trademark law to protect its technology. The Company holds one United States patent, and has applied for several others in the United States and foreign countries. It intends to continue to file patent applications on inventions that it may make in the future. There can be no assurance that any of these patents will be granted, or that if granted such patents would survive a legal challenge to their validity, or provide meaningful levels of protection. The source code for the Company's proprietary software is protected both as a trade secret and as a copyrighted work. The Company generally enters into confidentiality and assignment agreements with its employees, consultants and vendors, and generally controls access to and distribution of its software, documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's services or technology without authorization, or to develop similar services or technology independently. In addition, effective copyright and trade secret protection may be unenforceable or limited in certain foreign countries, and the global nature of the Internet makes it difficult to control the ultimate destinations of the Company's services. To license its services, the Company often relies on "on-screen" licenses that are not manually signed by the end-users and, therefore, may be unenforceable under the laws of certain jurisdictions. Despite the Company's efforts to protect its proprietary rights, third parties may attempt to copy aspects of the Company's services or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's services is difficult, particularly in the global environment in which the Company operates, and the laws of other countries may afford the Company little or no effective protection of its intellectual property. There can be no assurance that the steps taken by the Company will prevent misappropriation of its technology or that such agreements will be enforceable. In addition, litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources, either of which could have a material adverse effect on the Company's business, financial condition or operating results.

     DigiCash bv has registered the trademark "CyberCash," in the Benelux countries on an "intent-to-use" basis. The Company has not applied to register its CyberCash mark in the Benelux countries. DigiCash has filed an application, based on the Benelux registration, to register the CyberCash mark in the United States but the United States Patent and Trademark Office has issued an office action denying the registration. The Company believes it has a basis to challenge this application but, if DigiCash overcomes the USPTO's objection, its registration of the mark may create rights superior to the Company's rights in the CyberCash mark. Nevertheless, CyberCash has filed an application to register the CyberCash mark in the United States, as well as in certain overseas jurisdictions. No assurance can be given as to the ability of the Company to secure any registration of or the right to continue to use the name and mark CyberCash nor can there be any assurance that a license to or assignment of the CyberCash name and mark would be available to the Company on reasonable terms or at all should the Company be unable to secure registration of, or the right to continue to use, the CyberCash name and mark. The prosecution of claims relating to the CyberCash mark, including the securing of an injunction preventing the Company's use of CyberCash, could have a material adverse effect on the Company's business, financial condition or operating results.

     The Company is aware of various patents held by independent third parties in the area of electronic payment systems. It is possible that the holders of rights under these patents could assert them against the Company; indeed, the Company has already received notices of claims of infringement of other parties' proprietary rights. There can be no assurance that the Company's services are not within the scope of patents held by others, either now or in the future. If any such claims are asserted, the Company may seek to obtain a license under a third party's intellectual property rights. There can be no assurance that such a license would be available on reasonable terms or at all. The Company may also decide to defend against a claim of infringement, but litigation, even if successful, is costly and may have a material adverse effect on the Company regardless of the eventual outcome.

     The Company also relies on certain technology which it licenses from third parties, including software which is integrated with internally developed software and used in the Company's software to perform key functions. In this regard, all of the Company's services incorporate data encryption and authentication technology licensed from RSA Data Security, Inc. RSA Data Security has agreed to indemnify CyberCash for any claim against the Company on the basis of proprietary rights infringement with respect to the licensed technology. CyberCash has agreed to a similar indemnity of its licensees. There also can be no assurance that the Company's other third party technology licenses will continue to be available to the Company on commercially reasonable terms or at all. The loss of or inability to maintain any of these technology licenses could result in delays in introduction of the Company's services until equivalent technology, if available, is identified, licensed and integrated, which could have a material adverse effect on the Company's business, financial condition or operating results.

     Risks Associated with Encryption Technology. A significant barrier to electronic commerce is the secure exchange of value over public networks. The Company relies on encryption and authentication technology to provide the security and authentication necessary to effect the secure exchange of value, including public key cryptography technology licensed from RSA and private key Data Encryption Standard ("DES") cryptography. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in a compromise or breach of the RSA, DES or other algorithms used by the Company to protect customer transaction data. Such a development could have a material adverse effect on the Company's business, financial condition or operating results.

     Government Regulation. The Company's operations are subject to various state and federal regulations. Because electronic commerce in general, and the Company's services in particular, are so new, the application of many of these regulations is uncertain and difficult to interpret. The agencies responsible for the interpretation and enforcement of these regulations could amend those regulations or issue new interpretations of existing regulations. It is also possible that new legislation may be passed that imposes additional regulation on the Company. Any such change in the regulations applicable to the Company's business could lead to increased operating costs and could also reduce the convenience and functionality of the Company's services, possibly resulting in reduced market acceptance. In addition, if a regulatory agency or law enforcement authority should assert that the Company is failing to comply with existing regulations, the costs of responding to such a challenge could result in significant drains on the Company's financial and management resources, which could have a material adverse effect on the Company's business, financial condition or operating results.

     Due to the increasing popularity of the Internet, it is possible that laws and regulations may be enacted with respect to the Internet, covering issues such as user privacy, pricing, content, characteristics and quality of products and services. The adoption of any such laws or regulations may decrease the growth of the Internet, which could in turn decrease the demand for the Company's services and increase the Company's cost of doing business or could otherwise have a material adverse effect on the Company's business, financial condition or operating results.

     All of the Company's services utilize encryption technology, the export of which is regulated by the U.S. government. The Company has obtained authority to export the encryption technology in its consumer and merchant software worldwide, except to Libya, Syria, Cuba, North Korea, Sudan, Iraq and Iran. This authority may be revoked or modified at any time, however, for any particular jurisdiction or in general. The Company also intends to apply for an export license covering the encryption technology in its gateway server software. There can be no assurance, however, that such a license will be obtained. Some countries restrict the import of encryption software. In addition, there can be no assurance that export controls or import controls, either in their current form or as may be subsequently enacted, will not limit the Company's ability to distribute its software outside of the United States. While the Company takes precautions against unlawful exportation of its software, the global nature of the Internet makes it virtually impossible to effectively control the distribution of its software. Moreover, federal, state or foreign legislation or regulation may further limit levels of encryption or authentication technology. Any such export restrictions, the unlawful exportation of the Company's software, new legislation or regulation could have a material adverse effect on the Company's business, financial condition or operating results.

     Future Capital Needs; Uncertainty of Additional Financing. The Company believes that its available cash resources combined with funds from operations will be sufficient to meet its working capital and capital expenditure requirements until its cash flow from operations turns positive. If this belief should prove mistaken, the Company may be required to raise additional funds. If it does so through the issuance of equity securities, the percentage ownership of the stockholders of the Company will be reduced, stockholders may experience additional dilution, or such equity securities may have rights, preferences or privileges senior to those of the holders of the Company's Common Stock. Moreover, there can be no assurance that additional financing will be available. If adequate funds are not available or are not available on acceptable terms, the Company may be unable to develop or enhance its services, take advantage of future opportunities or respond to competitive pressures, which could have a material adverse effect on the Company's business, financial condition or operating results.

     Risk of Loss from Returned Transactions, Merchant Fraud or Erroneous Transmissions. The Company currently uses two principal fund transfer systems: the automated clearing house ("ACH") system for electronic fund transfers; and the national payment card systems (e.g., MasterCard, Visa, American Express and Discover) for electronic payment card settlements. In its use of these established payment systems, the Company may bear some of the credit risks normally assumed by other users of these systems arising from returned transactions caused by unauthorized use, disputes, theft or fraud. The Company also may bear some risk of merchant fraud and transmission errors if it is unable to have erroneously transmitted funds returned by an unintended recipient. In addition, the agreement between the Company's users of its services for allocation of these risks will be in electronic form, and while digitally signed, will not be manually signed and hence may not be enforceable. Finally, the Company may be subject to merchant fraud, including such actions as inputting false sales transactions or false credits. The Company intends to manage all of these risks through risk management systems, internal controls and system security. There can be no assurance that the Company's risk management practices or reserves will be sufficient to protect the Company from returned transactions, merchant fraud or erroneous transmissions which could have a material adverse effect on the Company's business, financial condition or operating results.

     Risks Associated with International Operations. A component of the Company's strategy is to expand its operations into international markets. The Company has created joint ventures in Japan and Germany and has arranged with a local strategic ally for the delivery of certain of its services in the United Kingdom. The majority of the Company's revenues for 1997 were derived from fees and development work charged to these joint ventures and foreign strategic allies. The deployment of the Company's services in these countries is at an early stage, and revenues to the Company from the operation of the services have so far been small. The Company anticipates that revenues derived from development work and initial licensing fees from international operations will decline over time. There can be no assurance that the services will be commercially successful in these or other foreign markets, or that revenues to the Company resulting from ongoing commercial operations will ever be significant. In addition, there are certain risks inherent in doing business in international markets, such as unexpected changes in regulatory requirements, export restrictions, export controls relating to encryption technology, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, political instability, fluctuations in currency exchange rates, seasonal reductions in business activity during the summer months in Europe and certain other parts of the world and potentially adverse tax consequences, which could adversely affect the success of the Company's international operations. There can be no assurance that one or more of such factors will not have a material adverse effect on the Company's future operations and, consequently, on the Company's business, financial condition or operating results.

     Dependence on the Internet. The Company's operating performance depends in large part on the emergence of the Internet as a widely-used commercial marketplace. The Internet may not prove to be a viable commercial marketplace because of inadequate development of the necessary infrastructure (e.g., reliable network backbone), untimely development of complementary products (e.g., high speed modems), delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or due to increased government regulation. In addition, to the extent that the Internet continues to experience significant growth in the number of users and the level of use, there can be no assurance that the Internet infrastructure will continue to be able to support the demands placed on it by such potential growth. Because global commerce on the Internet and other similar open wide area networks are new and evolving, it is difficult to predict with any assurance whether the Internet will prove to be a viable commercial marketplace. If the necessary infrastructure or complementary products are not developed, or if the Internet does not become a viable commercial marketplace, the Company's business, operating results and financial condition will be materially adversely affected.

     Extreme Volatility of Stock Price and Risk of Litigation. The Company's Common Stock price has been extremely volatile and has experienced substantial and sudden fluctuations, particularly as a result of announcements by the Company and its competitors, changes in financial estimates by securities analysts and announcements with respect to the industry generally. In addition, the stock market has experienced significant price and volume fluctuations that have especially affected the market prices of equity securities of many high technology companies, particularly Internet-related companies, and that often have been unrelated to the operating performance of such companies. These broad market fluctuations have adversely affected and may continue to adversely affect the market price of the Company's Common Stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which would have a material adverse effect on the Company's business, operating results and financial condition.

     Effects of Certain Charter and Bylaw Provisions. The Company's Certificate of Incorporation authorizes the Board of Directors to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges, including voting rights, of those shares without any further vote or action by the stockholders. The Company issued 15,000 shares of Series C Convertible Preferred Stock (the "Series C Stock") in August 1997. The Company also issued 15,000 shares of Series D Convertible Preferred Stock (the "Series D Stock") in February 1998 and is contractually obligated to issue an additional 15,000 shares of Series D Stock upon the satisfaction of certain conditions and the receipt of consideration for the shares. The rights of the holders of the Company's Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The Certificate of Incorporation provides for staggered terms for the members of the Board of Directors. Certain provisions of the Company's Bylaws, the issuance of preferred stock, certain provisions in the Certificate of Incorporation, the staggered Board of Directors as well as applicable provisions of Delaware law could have a depressive effect on the Company's stock price or discourage a hostile bid in which stockholders could receive a premium for their shares. In addition, these provisions could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company, or delay, prevent or deter a merger, acquisition, tender offer or proxy contest for the Company.


     Potential for Dilution; Market Overhang. As of May 26, 1998, there were 1,000 shares of Series C Preferred Stock and 6,250 shares of Series D Preferred Stock issued and outstanding. Each share of Preferred Stock is convertible into a number of shares of Common Stock determined by dividing the stated value of $1,000, plus a premium based on the number of days the Preferred Stock is held, by the then current Conversion Price (which is based on the market price of the Common Stock). If converted on May 26, 1998, the Series C Stock would have been convertible into approximately 61,991 shares of Common Stock. If converted on May 26, 1998, the Series D Stock would have been convertible into approximately 378,052 shares of Common Stock. Assuming the issuance on May 26, 1998 of the additional 15,000 shares of Series D Stock, the additional shares of Series D Stock would have been convertible into 893,855 shares of Common Stock on May 26, 1998. Depending on market conditions at the time of conversion, the number of shares issuable could prove to be significantly greater in the event of a decrease in the trading price of the Common Stock. Purchasers of Common Stock could therefore experience substantial dilution upon conversion of the Preferred Stock. The Company has filed a registration statement to register the resale of the Common Stock issuable on conversion of the Preferred Stock. Upward movements in the price of the Company's Common Stock are likely to induce holders of the Preferred Stock to convert and sell the shares they receive on conversion. The large number of shares that could potentially be offered for sale as a result could have an adverse impact on the market for the Company's Common Stock. In particular, it could cause the price of the stock to fall during periods in which holders of the Preferred Stock are reselling, and anticipation of such sales could cause the stock to trade at a lower price than might otherwise be the case.



     The acquisition of Target entailed the issuance of an additional 2,300,000 shares of the Company's Common Stock to shareholders of Target. The availability of those additional shares for resale will exacerbate the market overhang related to the Preferred Stock.


                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Common Stock by the Selling Stockholders.

                              SELLING STOCKHOLDERS


     The Selling Stockholders acquired the Shares from the Company in connection with the Acquisition. The Acquisition was consummated on April 30, 1998. The Selling Stockholders received the Shares directly from the Company in exchange for all of the outstanding shares of Target.


     The following table lists the Selling Stockholders, the number of shares of the Company's Common Stock which each will own or have the right to acquire as of the closing of the Acquisition, the number of shares of the Company's Common Stock expected to be sold by each and/or its respective distributees, donees or transferees, and the number and the percentage of the shares of the Company's Common Stock which each will own or have the right to acquire after the offering pursuant to the Registration Statement, assuming the consummation of the Acquisition and the sale of all the shares expected to be sold.


                                                                                    SHARES      PERCENTAGE
                                                    SHARES OWNED     SHARES TO    OWNED AFTER   OWNED AFTER
               SELLING STOCKHOLDER                 BEFORE OFFERING   BE OFFERED    OFFERING      OFFERING
               -------------------                 ---------------   ----------   -----------   -----------
F. Thomas Aden...................................       68,323         68,323             0            0
Alan Austin......................................          234            234             0            0
Bayview Investors, Ltd. .........................       32,801         32,801             0            0
Dick Bowler......................................        1,182          1,182             0            0
J. Eric Buchbinder...............................      574,624        574,624             0            0
Timothy Clevenger................................          211            211             0            0
Gregory Alexander Cook...........................          214            214             0            0
Crossover Fund II, L.P. .........................      153,339        153,339             0            0
Crossover Fund IIA. L.P. ........................       46,356         46,356             0            0
Mario Dittmer....................................          683            683             0            0
Leon Drozdowski..................................        6,306          6,306             0            0
Steven M. Elefant................................      524,169        524,169             0            0
Andrew Seth Elefant 1996 Trust...................       25,227         25,227             0            0
Ashley Beth Elefant 1996 Trust...................       25,227         25,227             0            0

                                                                                    SHARES      PERCENTAGE
                                                    SHARES OWNED     SHARES TO    OWNED AFTER   OWNED AFTER
               SELLING STOCKHOLDER                 BEFORE OFFERING   BE OFFERED    OFFERING      OFFERING
               -------------------                 ---------------   ----------   -----------   -----------
Allen Genereux...................................          735            735             0            0
Anthony Gin......................................          614            614             0            0
David R. Krimm...................................        2,522          2,522             0            0
Timothy LeVake...................................          204            204             0            0
Mohr, Davidow Ventures III.......................      288,916        288,916             0            0
Richard Munson...................................        3,200          3,200             0            0
Omega Ventures II, L.P. .........................      148,555        148,555             0            0
Omega Ventures II Cayman, L.P. ..................       38,716         38,716             0            0
Margie Osby......................................           73             73             0            0
Christian A. Paul................................       20,298         20,298             0            0
Timothy Roddy....................................        1,556          1,556             0            0
John Sauerland...................................        7,883          7,883             0            0
Second Ventures II, L.P. ........................       30,336         30,336             0            0
Andrea Skov......................................       12,613         12,613             0            0
Chuck Smith......................................       14,877         14,877             0            0
Christy Snyder...................................          800            800             0            0
Stanford University/Carol Gilmer.................        4,696          4,696             0            0
Karen Tate.......................................        3,200          3,200             0            0
Jamie Thogmartin.................................          315            315             0            0
U.S. Venture Partners IV, L.P. ..................      249,912        249,912             0            0
USVP Entrepreneur Partners II, L.P. .............        8,667          8,667             0            0
Kathryn Wilson...................................          283            283             0            0
WS Investments Company...........................        2,113          2,113             0            0


                              PLAN OF DISTRIBUTION


     The Company has been advised by the Selling Stockholders that they, or their respective distributees, pledgees, donees, transferees or successors in interest, intend to sell all or a portion of the Shares from time to time on the Nasdaq National Market at prices and at terms prevailing at the time of sale or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following methods:
(a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Prospectus; (c) an over-the-counter distribution in accordance with the rules of the Nasdaq National Market; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) in privately negotiated transactions. There is no assurance that any of the Selling Stockholders and/or their respective distributees, donees or transferees will sell any or all of the Shares offered by them. In addition, a number of the Selling Stockholders are venture capital funds, which may, in the future, distribute their shares to their partners. Those shares may later be sold by those partners or their donees or transferees.


     Certain of the Selling Stockholders and the Company have agreed that (i) any sale of all or a portion of the Shares effected by such Selling Stockholders within sixty days following the Effective Time shall be consummated through either BancAmerica Robertson Stephens or another brokerage firm selected by such Selling Stockholders, (ii) the Company may, based on its reasonable judgment exercised in good faith and consultation with counsel, suspend open market offers and sales of the Shares whenever, and for so long as, there may be undisclosed material information or events relating to the Company; provided, that in no event shall the Company suspend such open market offers and sales (i) for more than 45 consecutive days or (ii) for more than 90 days in any 12 month period.

     In effecting sales, brokers or dealers engaged by the Selling Stockholders and/or their respective distributees, donees or transferees may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Stockholders and/or their respective distributees, donees or transferees in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. The Company will pay all expenses incident to the offering and sale of the Shares to the public other than any underwriting commissions or similar charges.

     The Selling Stockholders and any other persons, including distributees, donees or transferees of the Selling Stockholders, participating in the sale or distribution of the Shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders or any other such person. The foregoing may affect the marketability of the Shares.

     The Company has agreed to indemnify in certain circumstances the Selling Stockholders and any underwriter and certain control and other persons related to the foregoing persons against certain liabilities, including liabilities under the Securities Act. The Selling Stockholders have agreed to indemnify in certain circumstances the Company and certain related persons against certain liabilities, including liabilities under the Securities Act.

     The Company has agreed with the Selling Stockholders to keep the Registration Statement of which this Prospectus constitutes a part effective for up to one year following the effective time of such Registration Statement, subject to certain extensions.

                          TRANSFER AGENT AND REGISTRAR

     Boston EquiServe has been appointed as the transfer agent and registrar for the Company's Common Stock.

                                 LEGAL MATTERS

     Certain legal matters with respect to the Common Stock offered hereby will be passed upon for the Company by Russell B. Stevenson, Jr., Senior Vice President and General Counsel.

                                    EXPERTS

     The consolidated financial statements of CyberCash, Inc. appearing in CyberCash, Inc.'s Annual Report (Form 10-K), for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

======================================================

  NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING STOCKHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES, OR AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Available Information.................    2
Incorporation of Certain Documents by
  Reference...........................    2
The Company...........................    2
Risk Factors..........................    3
Use of Proceeds.......................   10
Selling Stockholders..................   10
Plan of Distribution..................   11
Transfer Agent And Registrar..........   12
Legal Matters.........................   12
Experts...............................   12


======================================================
======================================================

                                2,300,000 SHARES

                                CYBERCASH, INC.
                                  COMMON STOCK

                            ------------------------

                                   PROSPECTUS
                            ------------------------


                                  May 27, 1998


======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder. Except for the SEC registration fee, all amounts are estimates.

SEC registration fee........................................  $13,781
Accounting fees and expenses................................    4,000
Legal fees and expenses.....................................    5,000
Blue Sky fees and expenses (including counsel fees).........      500
Printing and engraving expenses.............................    5,000
Transfer agent's and registrar's fees and expenses..........    7,500
Miscellaneous expenses, including Listing Fees..............   17,500
                                                              -------
          Total.............................................  $53,281
                                                              =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law ("DGCL") authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers under certain circumstances for liabilities incurred in connection with their activities in such capacities (including reimbursement for expenses incurred). Article SIXTH of the Registrant's Amended and Restated Certificate of Incorporation provides that the Registrant will indemnify its directors and officers to the fullest extent permitted by law and that directors shall not be liable for monetary damages to the Registrant or its stockholders for breach of fiduciary duty, except to the extent that the DGCL prohibits elimination or limitation of such liability.

     The Registrant's Amended and Restated Certificate of Incorporation provides that no director of the Registrant will be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or to its stockholders, (ii) for acts or omissions not made in good faith or involving intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL, or (iv) for any transactions from which the director derives an improper personal benefit. In addition, the Registrant's Amended and Restated Bylaws provide that any director or officer who was or is a party or is threatened to be made a party to any action or proceeding by reason of his or her services to the Registrant will be indemnified to the fullest extent permitted by the DGCL.

     The Registrant has entered into agreements with each of its executive officers and directors under which the Registrant has agreed to indemnify each of them against expenses and losses incurred for claims brought against them by reason of their being an officer or director of the Registrant. There is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought, nor is the Registrant aware of any pending or threatened litigation that may result in claims for indemnification by any director or executive officer.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     Exhibits:


    EXHIBIT
    NUMBER                             DESCRIPTION
    -------                            -----------
      5.1      Legal Opinion*
     23.1      Consent of Russell B. Stevenson, Jr. (contained in Exhibit
               5.1)*
     23.2      Consent of Ernst & Young LLP, Independent Auditors
     24.1      Power of Attorney*


---------------

* Previously filed.

ITEM 17.  UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 ("Securities Act").

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Notwithstanding the foregoing, paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (d) The undersigned Registrant hereby undertakes that:

          (1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

          (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, Commonwealth of Virginia on May 27, 1998.


                                          CYBERCASH, INC.

                                          By: /s/ WILLIAM N. MELTON
                                            ------------------------------------
                                            William N. Melton
                                            President and Chief Executive
                                              Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities indicated on the 27th day of May, 1998.



Date: May 27, 1998                             /s/ WILLIAM N. MELTON*
                                               --------------------------------------------------------
                                               William N. Melton
                                               President, Chief Executive Officer and Director

Date: May 27, 1998                             /s/ JAMES J. CONDON*
                                               --------------------------------------------------------
                                               James J. Condon
                                               Chief Financial Officer
                                               (Principal Financial Officer and Principal Accounting
                                               Officer)

Date: May 27, 1998                             /s/ DANIEL C. LYNCH*
                                               --------------------------------------------------------
                                               Daniel C. Lynch
                                               Chairman of the Board of Directors

Date: May 27, 1998                             /s/ MICHAEL ROTHSCHILD*
                                               --------------------------------------------------------
                                               Michael Rothschild
                                               Director

Date: May 27, 1998                             /s/ CHARLES T. RUSSELL*
                                               --------------------------------------------------------
                                               Charles T. Russell
                                               Director

Date: May 27, 1998                             /s/ GAREN K. STAGLIN*
                                               --------------------------------------------------------
                                               Garen K. Staglin
                                               Director

* By: /s/ RUSSELL B. STEVENSON
     -----------------------------------------
     Russell B. Stevenson
     Attorney-in-Fact

                               INDEX TO EXHIBITS


  EXHIBIT NO.                                                                 PAGE NO.
  -----------                                                                 --------
      5.1       Legal Opinion.* ............................................
     23.1       Consent of Russell B. Stevenson, Jr. (contained in Exhibit
                5.1).* .....................................................
     23.2       Consent of Ernst & Young LLP, Independent Auditors. ........
     24.1       Power of Attorney* .........................................


---------------

* Previously filed.